Exhibit 99.1

COST PLUS, INC. PROVIDES PRELIMINARY FOURTH

QUARTER AND FULL YEAR FISCAL 2010 RESULTS

First Year of Profitability Since Fiscal Year 2005

Oakland, CA – March 8, 2011 — Cost Plus, Inc. (NASDAQ: CPWM) today announced preliminary and unaudited financial results for the fourth quarter and fiscal year ended January 29, 2011.

Preliminary Results for the Fourth Quarter and Fiscal Year 2010

Net sales for the fourth quarter of fiscal 2010 were $341.6 million, a 7.1% increase from $319.0 million for the fourth quarter of fiscal 2009. Same store sales for the quarter increased 7.7% compared to a decrease of 2.5% last year. Customer count for the fourth quarter of fiscal 2010 increased 6.6%, and average ticket increased 1.1%. Net sales for fiscal 2010 were $916.6 million, a 5.7% increase from the $867.0 million in fiscal 2009. Same store sales for fiscal 2010 increased 7.2% compared to a 7.1% decrease last year. Customer count for fiscal 2010 increased 7.7% and the average ticket decreased 0.4%.

Gross profit as a percentage of net sales for the fourth quarter of fiscal 2010 was 33.1% versus 27.4% for the fourth quarter last year, a 570 basis point improvement. Gross profit as a percentage of net sales for fiscal 2010 was 31.7% versus 26.4% last year, a 530 basis point improvement. The improvement in gross profit for the quarter and the year was primarily the result of strong performance in non-furniture home categories as well as significantly lower markdowns and higher initial markups across most categories of the business compared with the same periods a year ago.

For the fourth quarter of fiscal 2010, the Company had earnings before interest, taxes, depreciation and amortization (“EBITDA”) from continuing operations of $37.6 million compared to EBITDA of $17.1 million last year. For fiscal 2010, the Company had EBITDA from continuing operations of $39.5 million compared to an EBITDA loss of $19.2 million last year.

Net income for the fourth quarter of fiscal 2010 is expected to be in the range of $28.1 million to $28.8 million or $1.21 to $1.24 per diluted share compared $21.1 million or $0.95 per diluted share last year. Last year’s fourth quarter results included an income tax benefit of $13.1 million primarily related to a receivable that was recorded for a tax refund that was received in February 2010. Net income for fiscal 2010 is expected to be in the range of $2.2 million to $2.9 million or $0.10 to $0.13 per diluted share compared to a loss of $63.3 million or $2.87 per diluted share last year.

The Company is issuing the preliminary earnings announcement in advance of its presentation at the Raymond James 32nd Annual Institutional Investors Conference. The presentation is scheduled for Wednesday, March 9, 2011 at 11:35 AM Eastern Time in Orlando, FL. The audio portion of the presentation will be webcast live. To access the webcast, go to http://www.wsw.com/webcast/rj62/cpwm/ or http://www.worldmarket.com. A replay of the presentation will be available until Wednesday, March 16, 2011.

The Company plans to report its fiscal 2010 fourth quarter and full year results in more detail and provide an outlook for the first quarter of fiscal 2011 on March 17, 2011 when it hosts its investor conference call.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of today, March 8, 2011, the Company operates 263 stores in 30 states.

Forward-Looking Statements

This press release contains certain forward-looking statements about our preliminary and unaudited financial results for the fourth quarter and fiscal year ended January 29, 2011 and expectations regarding the Company’s future performance. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include but are not limited to the preliminary and unaudited nature of our fourth quarter and fiscal 2010 financial results and the potential limitations on our ability to utilize our net operating loss carry-forward for tax purposes in fiscal 2010 due to accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Use of Non-GAAP Financial Information

This release references the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Company believes that the non-GAAP financial measure allows management and investors to understand and compare the Company’s operating results in a more consistent manner for the fourth quarter and fiscal 2010. The non-GAAP measure presented may not be comparable to similarly titled measures reported by other companies. The non-GAAP measure should be considered supplemental and not a substitute for the Company’s financial results that are recorded in accordance with generally accepted accounting principles for the periods presented.

The following table is a reconciliation of the Company’s net income to EBITDA from continuing operations:

	Fourth Quarter			Full Year
(In thousands)	FY10[1]		FY09	FY10[1]		FY09
Net income/(loss)	$28,100	$28,800	$21,080	$ 2,200	$ 2,900	($63,319)
Add back:
Net interest expense	2,900	2,900	2,840	11,115	11,115	11,206
Income tax expense/(benefit)	1,112	412	(13,135)	1,534	834	(12,738)
Depreciation and amortization expense	5,189	5,189	6,398	22,791	22,791	28,488
Less: Income/(loss) from discontinued operations	(278)	(278)	78	(1,816)	(1,816)	(17,156)

EBITDA from continuing operations	$37,579	$37,579	$17,105	$39,456	$39,456	($19,207)

1. Fiscal 2010 net income and income tax expense are provided in the table in a range for both the quarter and the full year.

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119